Exhibit 107

Calculation of Filing Fee

Form S-3

(Form Type)

APA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Common Stock, par value $0.625 per share	457(c)	501,708(1)	$ 33.15(2)	$ 16,631,620.20	0.00014760	$ 2,454.83

	Total				$ 16,631,620.20		$ 2,454.83

(1)

Consists of up to 501,708 shares of the registrant’s common stock that may sold by the selling stockholders from time to time. Such shares are issuable to the selling securityholders upon the exercise of outstanding warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional shares of common stock that may become issuable as a result of any stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar transactions.

(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act and based on the average of the high and low sale prices of the common stock as reported on the New York Stock Exchange on March 27, 2024.